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                                                                  EXHIBIT 10.19



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of January __, 1999, is by and between Bergen Brunswig Corporation, a New Jersey corporation (the "Employer"), C. Arnold Renschler, M.D., an individual residing at _______________________________ (the "Employee"), and, with respect to Sections
1, 8 and 9 only, PharMerica, Inc., a Delaware corporation having an address at ____________________________ ("PharMerica").

                                    RECITALS

         1. The Employer has entered into an Agreement and Plan of Merger, dated as of January __, 1999, by and among the Employer, PharMerica and a wholly-owned subsidiary of the Employer ("Subcorp"), pursuant to which agreement (the "Merger Agreement") Subcorp will merge with and into PharMerica (the "Merger") and PharMerica will become a wholly-owned subsidiary of the Employer.

         2. The Employee is currently employed by PharMerica as its Chief Executive Officer and in such capacity he has acquired outstanding and special skills and abilities and an extensive background in and knowledge of PharMerica's business and the industry in which it is engaged.

         3. The Employee and PharMerica previously entered into an employment agreement dated as of December 3, 1997, as amended as of September 30, 1998 (the "Prior Contract").

         4. The Employer and PharMerica are willing to pay the Employee the amounts which would have become payable to the Employee pursuant to Section XI of the Prior Contract had he resigned from employment with PharMerica immediately following the closing (the "Closing") of the transactions described in the Merger Agreement in order to be assured of the continued association and services of the Employee after the Closing and in order to retain for the benefit of the Employer his experience, skills, abilities, background, knowledge, and to facilitate long range planning and the execution of the Employer's business in the most orderly and efficient manner.

         5. The Employer and the Employee desire to set forth the terms pursuant to which the Employee will be employed by the Employer at and after the Closing.

         NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         SECTION 1. EFFECTIVENESS; PRIOR AGREEMENTS.

         (a) This Agreement shall become effective as of the Closing. At the Closing, this Agreement shall supersede all prior employment agreements and arrangements between the parties ("Prior Agreements"), including without limitation the Prior Contract, and both the Employee and PharMerica shall cease to have any obligations thereunder. Notwithstanding any other provision of



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this Agreement, all provisions of this Employment Agreement other than this
Section 1 shall terminate and be null and void ab initio after any termination of the Merger Agreement without consummation of the Merger; in such event, the Prior Contract shall be reinstated in such form as the Prior Contract existed immediately prior to the execution of the Merger Agreement.

         (b) Notwithstanding the termination of the Prior Contract pursuant to paragraph (a) above, PharMerica will pay to the Employee at the Closing a lump sum equal to the amount that would have become payable to the Employee or owing to the Employee (excluding any amount attributable to the value of post-termination benefits, perquisites and moving expenses) pursuant to Section XI of the Prior Contract had the Employee resigned from employment with PharMerica immediately following the Closing. All Employer stock options held by the Employee immediately prior to the Closing will become fully vested and immediately exercisable as of the Closing. Any matching payments by PharMerica in the Employee's account under PharMerica-sponsored retirement plans as of the Closing will become fully vested as of the Closing.

         SECTION 2. EMPLOYMENT.

         (a) Unless sooner terminated as provided herein, the Employer shall employ the Employee for a three (3) year term commencing on the Closing and expiring on the third anniversary of the Closing, extended in the manner set forth in the next sentence (the "Term"). The Term shall automatically be extended for an additional one month period upon the completion of each one-month period of service provided by the Employee under this Agreement unless notice is given by either the Employee or the Employer to the other, at least 30 days prior to the expiration of such one-month period, that such party does not wish to extend the Term of this Agreement, in which case the Term of this Agreement shall expire at the end of the last month through which this Agreement had previously been extended. The date upon which this Agreement terminates in accordance with this Section 2(a) shall be referred to herein as the "Expiration Date".

         (b) Subject to termination of the Prior Agreements, the Employee hereby represents and warrants that the Employee has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against the Employee according to its terms, and that the execution and performance of this Agreement by the Employee does not violate the terms of any existing agreement or understanding to which the Employee is a party.

         SECTION 3. POSITION AND DUTIES. During the Term, the Employee and the Employer agree:

         (a) The Employee shall during the Term of this Agreement serve as an Executive Vice President of the Employer and, as such, the Employee hereby promises to perform and discharge well and faithfully the duties that may be assigned to him from time to time that are appropriate for an Executive Vice President of an organization the size of the Employer that is engaged in the type of business engaged in by the Employer, and the Employer agrees to assign to him only such duties. The Employee shall report to the President of the Employer. To the extent consistent with fiduciary



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principles, the Employee will be nominated to the Board of Directors of the
Employer (the "Board") at the next shareowners meeting after the Closing for a term of two years.

         (b) The Employee shall devote his time, attention and effort during regular business hours to the business of the Employer and shall not during the Term of this Agreement be engaged in any other substantial business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his personal assets in businesses which do not compete with the Employer in such form or manner as will not require substantial services on the part of the Employee in the operation of the affairs of the companies in which such investments are made. Notwithstanding the foregoing, the Employee may make personal investments in such form or manner as will neither require the Employee's services in the operation or affairs of the business in which such investments are made, nor violate the terms of the provisions set forth in
Section 8 hereof. Subject to the written consent of the Chief Executive Officer of the Employer, the Employee may serve as a director on the board of directors of other companies provided that no such other company is in competition with the Employer or any of its subsidiaries.

         SECTION 4. COMPENSATION AND BENEFITS. For all services rendered by the Employee in any capacity required hereunder during the Term, including, without limitation, services as an officer, director, or member of any committee of the Employer or PharMerica or any subsidiary, affiliate or division thereof, the Employee shall be compensated as follows:

         (a) During the first twelve month period of the Term, the Employer shall pay the Employee a fixed salary at an annualized rate of $350,000.00 per annum ("Base Salary"). Effective as of the first day following such twelve month period, the Employee's Base Salary shall be, per annum, $350,000.00 plus the amount, if any, which results from multiplying $50,000.00 by a fraction, the numerator of which is the aggregate amount of the last four fiscal quarter bonuses paid to the Employee, if any, and the denominator of which is $350,000; provided that in no event may such fraction exceed one or be less than one-half. The Base Salary shall be payable in accordance with the customary payroll practices of the Employer, but in no event less frequently than monthly.

         (b) The Employee shall be entitled to participate in all employee health and benefit programs of the Employer from time to time in effect for senior executive officers of the Employer, including, but not limited to, health, life disability and dental insurance and retirement plan benefit programs (including the Employer's Supplemental Employee Retirement Plan), subject to a determination of the Employee's eligibility under the terms of said plans and otherwise in accordance with their respective terms. These benefits will include a monthly car allowance, which at the beginning of the Term shall be $800.00. Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the senior executive officers of the Employer. The Employee shall be entitled to carry forward accrued unused vacation, sick leave and other paid leave time from periods before the



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Closing, in accordance with the policies of the Employer in effect before the
Closing with respect to such periods.

         (c) The Employee shall be eligible to receive an annual bonus, payable quarterly (based on the fiscal year of the Employer), during each year of the Term of up to 100(degree), 4 percent of the Employee's Base Salary. The amount of the bonus shall be determined by the Board (or by either the Chief Executive Officer of the Employer or the Compensation Committee of the Board) consistent with the manner in which such bonuses are determined and paid with respect to senior executive officers of the Employer.

         (d) Provided that the Employee remains in the employ of the Employer through the first one-year anniversary date of the Closing, the Employer agrees that Employee will participate in the grant of Employer stock options at a level and on terms consistent with other senior executive officers of the Employer.

         (e) If the Employee's office is relocated during the Term to Orange County, California, the Employer shall reimburse the Employee for expenses incurred by him in connection therewith in accordance with the terms and conditions of the Employer's executive moving policy. In addition, the Employer shall reimburse the Employee for expenses in moving to the location of the Employee's choice in the United States in accordance with the terms and conditions of the Employer's executive moving policy; provided that such moving expenses are incurred after the Employee's termination of employment with the Employer and within three years after the Closing.

         SECTION 5. BUSINESS EXPENSES. The Employer shall pay or reimburse the Employee for all necessary travel or other reasonable expenses incurred by the Employee in connection with the performance of the Employee's duties and obligations under this Agreement during the Term, subject to the Employee's presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Employer may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Employer may be entitled.

         SECTION 6. TERMINATION AND COMPENSATION UPON TERMINATION. This Agreement may be terminated prior to the Expiration Date only in accordance with the following provisions:

         (a) Death. In the event of the Employee's death, the Employee's employment with the Employer shall be deemed to be terminated as of the date of death. Upon the date of death, the Employee's estate or other legal representative shall be entitled to receive:

                  (i) any Base Salary installments, vacation and auto allowance due during the calendar month in which the date of death occurs; and

                  (ii) a death benefit equal to 100% of the Base Salary and bonus that would have otherwise been paid to the Employee had he remained employed through the




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                  Expiration Date (measured as if the Employee gave notice of its wish not to extend the Term of this Agreement 30 days prior to the date of death), calculated using the same Base Salary being paid at the date of death and a bonus equal to the average of the last three bonuses received by the Employee prior to the date of death.

         (b) Disability. In the event that the Employee becomes totally and permanently disabled so as to be eligible for benefit payments under the group long-term disability plan of the Employer, the Employer shall continue to pay the Base Salary and bonus provided in subsections 4(a) and 4(c), respectively, for the Term of this Agreement, measured as if the Employer gave notice of its wish not to extend the Term of this Agreement thirty days prior to the date it is determined that the Employee is totally and permanently disabled so as to be eligible for benefits under the group long-term disability plan of the Employer, provided that the amount of such payments shall be reduced by his personal representative under the group long-term disability plan(s) of the Employer. In the event the Employee dies prior to the full payment of the amounts under this subsection, the remaining payments shall be made to the Employee's estate or other legal representative. Upon payment of the amounts set forth in this subsection, the Employer shall have no further obligation to the Employee under this Agreement, except as provided under Section 6(f).

         (c) Termination by the Employee Without Good Reason or Upon the Expiration Date. The Employee can terminate this Agreement without Good Reason by giving 30 days notice of termination to the Employer. In addition, this Agreement shall terminate upon the Expiration Date, as defined in Section 2(a). Such terminations shall be without liability to the Employee and, upon such termination and payment of any accrued and unpaid compensation through the date of termination, the Employer shall have no further obligation to the Employee under this Agreement, except as provided under Section 6(f).

         (d) Termination by the Employer for Cause. Except as provided in
Section 2 and this subsection 6(d), the Employer shall not have the right to terminate the Employee's employment except in breach of this Agreement. The Employer shall have the right to terminate this Agreement at any time and without liability to the Employee if such termination is for Cause. For purposes of this Agreement, "Cause" shall mean a determination by the Board that either of the following has occurred.

                  (i) an act or acts of dishonesty by the Employee constituting a felony under applicable law and resulting or intending to result directly or indirectly in gain or to personal enrichment of the Employee at the Employer's expense; or

                  (ii) a material breach of Section 3, 8 or 9.

         Notice of termination pursuant to this subsection shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of a quorum of the Board which shall include the affirmative vote of at least a majority of the Board's directors, finding that, in the good faith opinion of the Board, the Employee was guilty of conduct amounting to cause and




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specifying the particulars thereof. Upon such termination, and payment of any accrued and unpaid compensation, the Employer shall have no further obligation to the Employee under this Agreement, except as provided under Section 6(f).

         (e) Termination by the Employee with Good Reason. "Good Reason" shall mean any of the following:

                  (i) without the express written consent of the Employee, any material change by the Employer in the Employee's function, duties, or responsibilities which change would cause the Employee's position with the Employer to become of less dignity, responsibility, importance or scope than that applicable to a senior executive officer of the Employer;

                  (ii) any material failure by the Employer to comply with any of the provisions of this Agreement;

                  (iii) the Employer's requiring the Employee to be based at any office or location more than 25 miles from the office at which the Employee is based on the Closing, other than (x) an office of the Employer in Orange County, California or (y) infrequent business trips of short duration reasonably required in the performance of the Employee's responsibilities under this Agreement; or

                  (iv) any failure by the Employer to obtain the assumption of this Agreement by an successor or assign of the Employer.

         If the Employer determines that Good Reason exists, the Employee shall notify the Employer in the manner provided in Section 7.

         (f) Post-employment Benefits. Notwithstanding anything contained herein to the contrary, upon termination of the Employee's employment for any reason other than death, he shall continue to be provided welfare benefit (e.g., health and disability insurance) coverages, and the automobile allowance set forth in
Section 4(b), for the period (the "Benefits Continuation Period") commencing on such date of termination and continuing for a period of thirty-six months; provided, however, that the Employee shall be provided life insurance coverage for the remainder of his life having a face value of no less than the coverage in effect on December 31, 1998. Upon expiration of the Benefits Continuation Period, the Employee shall have the right to elect continuation of health care coverage under the Employer's group health plan in accordance with "COBRA" and the Employer shall pay all premiums for such COBRA coverage for the Employee and his covered dependents. The obligation of the Employer to pay for the cost of such COBRA coverage shall terminate upon the Employee's obtaining other employment to the extent that such health coverage is provided by the Employee's new employer.




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         SECTION 7. BREACH BY THE EMPLOYER; DAMAGES; ATTORNEY FEES.

         (a) If the Employer breaches any term or condition of this Agreement, the Employee shall give notice to the Employer setting forth the alleged breach, requesting that the Employer remedy or cure its breach and offering to continue to provide the Employee's services to the Employer in accordance with this Agreement assuming such breached is remedied or cured. The Employer shall have 10 days to remedy or cure such breach. The Employee shall make a good faith reasonable determination immediately after such ten (10) day period whether the Employer has remedied such breach and shall communicate the Employee's determination in writing to the Employer. If the Employee determines that adequate remedy has occurred, the Employee shall continue in the employ of the Employer as if no notice had been given. If the Employee determines that adequate remedy has not occurred, the Employee, at his option, may treat this Agreement as constructively involuntarily terminated by the Employer in breach of this Agreement. Any determination by the Employee that breach has occurred and that adequate remedy has not occurred shall be presumed correct and shall govern unless the Employer shows by a clear preponderance of the evidence that it was not a good faith reasonable determination.

         (b) For purposes of calculating damages due to the Employee as a result of any breach of this Agreement by the Employer, damages

                  (i)    shall not exceed, and

                  (ii)   Cause, termination,

                  (iii) in the case of a termination by the Employer other than for including without limitation constructive involuntary shall equal,

the present value (determined on the date such damages are received) of the compensation the Employee would otherwise have received under this Agreement for the remaining Term of this Agreement (calculated as if the notice provided for in Section 2 was given on the date of the breach).

         Present value shall be determined by using a discount rate equal to 120% of the "applicable Federal rate" determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, or its successor, determined as of the later of the date of the breach or the termination, compounded semiannually. Damages, as calculated above, shall be reduced by any "earned income", as that term is defined in section 911(d)(2)(A) of the Internal Revenue Code of 1986, as amended, received by the Employee during the remainder of what would otherwise have been the Term of this Agreement (calculated in the manner provided in the first sentence of this subsection 13(b)) If earned income is received during such period but after the payment of damages to the Employee by the Employer, the Employee shall pay an amount equal to such earned income back to the Employer as soon as practicable after receipt. No other mitigation of damages shall be required of the Employee.





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         (c) Notwithstanding any dispute concerning whether a breach exists or whether adequate remedy has occurred, the Employer shall pay the Employee's damages. The Employee may be required to repay such amounts to the Employer if any such dispute is finally determined adversely to the Employee.

         (d) The Company shall pay to the Employee all reasonable attorneys' fees and necessary costs and disbursements incurred by or on behalf of the Employee in connection with or as a result of a dispute under this Agreement, whether or not the Employee ultimately prevails. Attorneys' fees shall be paid by the Employer within 30 days of presentment by the Employee to the Employer of an invoice received by the Employee from the Employee's attorneys. Any late payments under this subsection shall bear interest at a rate of twenty percent (20%) per month.

         SECTION 8. CONFIDENTIALITY AND COVENANT AGAINST COMPETITION.

         (a) The Employee hereby covenants and agrees with the Employer and PharMerica for the benefit of the Employer, PharMerica and their respective affiliates, that during the Term, and for a twelve month period commencing on the later of the Expiration Date or the Employee's termination of employment for any reason (the "Noncompete Period"), the Employee will not engage in nor carry on, directly or indirectly, with or without compensation, any business which provides services or products that are the same as, or in competition with, any of the services or products provided to third parties by the Employer, PharMerica or any of their affiliates, at any time between January 1, 1998 and the date on which the Employee ceases to serve as an employee of the Employer, PharMerica or any of their affiliates, regardless of whether such business is performed by the Employee directly, or as a member of, or owner of an equity interest in (other than as a holder of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation), or as an investor, officer, director, employee, agent, member, associate or consultant of, any person, partnership, corporation, joint venture, limited liability Employer or other entity.

         (b) The Employee further covenants that (x) the Employee will not solicit or induce any employee of the Employer, PharMerica or any of their affiliates to leave their employ and to work for anyone in competition with the Employer, PharMerica or any of their affiliates, (y) the Employee will not employ any person who during the Term was or is upon termination of the Term an employee of the Employer, PharMerica or any of their affiliates unless such person is no longer employed by the Employer, PharMerica or any of their affiliates for at least six months and (z) the Employee will not solicit any customer of the Employer, PharMerica or any of their affiliates who was such a customer during the Term or any potential customer with whom the Employer, PharMerica or any of their affiliates may reasonably be expected to contract or service within one year after the later of the termination of the Term in a manner which could adversely affect the Employer, PharMerica or any of their affiliates or make statements to such customers or potential customers which disparage the Employer, PharMerica or any of their affiliates in any way.

         (c) The Employee further agrees that all documents, reports, plans, proposals, marketing and sales plans, customer lists, intellectual property or materials principally relating to the businesses





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of the Employer, PharMerica or any of their affiliates and made by the Employee or that came or come into the Employee's possession by reason of the Employee's employment by the Employer, PharMerica or any of their affiliates or by reason of the Employee's services during the Term are the property of such entities and shall not be used by the Employee in any way adverse to the interests of the Employer, PharMerica or any of their affiliates. The Employee will not deliver, reproduce or in any way allow such documents, intellectual property or things to be delivered or used by any third party without specific direction or consent of a duly authorized representative of the Employer. During or after termination of the Employee's employment with the Employer, PharMerica or any of their affiliates, the Employee will not publish, release or otherwise make available to any third party any information describing any trade secret, other intellectual property or other confidential information of such entities without the prior specific written authorization of the Employer.

         (d) The Employee will regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Employer, PharMerica or any of their affiliates, that have been or may be obtained by the Employee by reason of the Employee's employment by such entities. The Employee will not, without written authority from the Employer to do so, use for the Employee's own benefit or purposes, nor disclose to others, either during the Employee's employment by the Employer, PharMerica or any of their affiliates, or thereafter, except as required in the line of the Employee's employment with such entities, any trade secret or other confidential information connected with the business or developments of the Employer, PharMerica or any of their affiliates; and the Employee will not take or retain or copy any of the information, customer lists, intellectual property or other documents or things of the Employer, PharMerica or any of their affiliates. This provision shall not apply with respect to information which has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means. Upon termination of employment with the Employer, the Employee will return to the Employer all such information, customer lists, intellectual property and other documents and things.

         (e) For purposes of this Agreement, the term "trade secret" shall include, but not be limited to, information encompassed in all plans, proposals, marketing and sales plans, software, firmware, customer lists, mailing lists, financial information, costs, pricing information, and all concepts or ideas in or reasonably related to the businesses of the Employer, PharMerica or any of their affiliates (whether or not divulged by the Employee or other employees or agents of such entities) that have not previously been publicly released by duly authorized representatives of the Employer.

         (f) The covenants contained in paragraphs (b), (c) and (d) above will continue until three years after the end of any employment relationship between the Employee and the Employer, PharMerica or any of their affiliates.

         (g) The covenants contained in paragraph (a) above shall be deemed to be a series of separate covenants, one for each county of each state in the United States of America. If, in any judicial proceeding, a court should refuse to enforce all of the separate covenants deemed included





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in those paragraphs, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any court determines that any of the covenants herein, or any part thereof, is unenforceable because of the duration of such provision, such court shall reduce the duration of such provision to the extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

         (h) The Employee acknowledges that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon the Employee pursuant to Sections 8(a), 8(b), 8(c) and 8(d) hereof. The Employee agrees that such restraints are necessary for the reasonable and proper protection of the Employer, PharMerica and its affiliates and the value of the business which the Employer has acquired pursuant to the Merger Agreement, and that each and every one of said restraints is reasonable in respect to subject matter, length of time, and geographical area.

         (i) The Employee further acknowledges that damages at law would not be a measurable or adequate remedy for a breach of the restrictive covenants contained herein, and accordingly consents to the entry by any court of competent jurisdiction of an order enjoining the Employee from violating any of such covenants.

         (j) The Employee further agrees that a copy of a summons and complaint seeking the entry of such order may be served upon the Employee by certified mail, return receipt requested, at the address set forth above or at any other address which the Employee shall designate in a writing addressed to the Employer in the manner that notices are to be addressed pursuant to this Agreement.

         SECTION 9. WORK FOR HIRE ACKNOWLEDGMENT; ASSIGNMENT. The Employee acknowledges that all of the Employee's work on and contributions to the products and services of the Employer, PharMerica and their affiliates (the "Products"), including, without limitation, any and all patterns, designs, artworks and other expressions in any tangible medium (collectively, the "Works"), are within the scope of, and are a part of the services, duties and responsibilities of, the Employee hereunder. All of the Employee's work on and contributions to the Works will be rendered and made by the Employee for, at the instigation of, and under the overall direction of the Employer, and all of the Employee's said work and contributions, as well as the Works, are and at all times shall be regarded as "work made for hire" as that term is used in the United States Copyright Laws. Without curtailing or limiting this acknowledgment, the Employee hereby assigns, grants, and delivers exclusively to the Employer, as to work on and contribution to the Products pursuant hereto all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. The Employee will execute and deliver to the Employer, or its successors and assigns, such other and further assignments, instruments and documents as it from time to time reasonably may request for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature whatsoever, including all copyrights, in and to the Works. The Employee hereby constitutes and appoints the Employer as its agent and attorney-in-fact, with full power of




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substitution, to execute and deliver said assignments, irlstmments or documents as the Employee may fail or refuse to execute and deliver, this power and agency being coupled with an interest and being irrevocable.

         SECTION 10. INDEMNITY. During the term hereof, the Employer agrees to indemnify and hold the Employee harmless to the fullest extent permitted under the law from any and all suits, actions, proceedings, claims or settlements arising out of the performance of the Employee's duties hereunder, including all activities as an officer and director of the Employer if applicable. The Employer further agrees to pay all costs which are incurred by the Employee in preparing and defending against such claims, including all attorneys' fees, witness fees, court costs, settlement costs and other similar fees. The costs and expenses incurred by the Employee in investigating, defending or appealing any threatened, pending or completed suit, action, proceeding or claim covered hereunder, shall be paid by the Employer in advance as may be appropriate properly to defend any such action, suite, proceeding and/or paid in advance at the request of the Employee, and any judgments, fines or amounts paid in settlement shall be paid by the Employer in advance, with the understanding and agreement hereby made and entered into by the Employee and the Employer that in the event it shall ultimately be determined as provided hereunder that the Employee was not entitled to be indemnified, or was not entitled to be fully indemnified, that the Employee shall reply to the Employer such amount, or the appropriate portion thereof, so paid or advanced.

         SECTION 11. WITHHOLDING TAXES. The Employer may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer or PharMerica.

         SECTION 12. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or overnight mail as follows:

         (a)   To the Employer:

                       to the Employer at the Employer's
                       address listed above

                       with a copy (which shall not be deemed notice) to:

                       Milan A. Sawdei, Esq.
                       Chief Legal Officer
                       Bergen Brunswig Corporation
                       4000 Metropolitan Drive
                       Orange, CA 92668

         (b)   To the Employee:





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



                       to the Employer at the Employer's
                       address listed above

or to such other address as either party shall have previously specified in writing to the other.

         SECTION 13. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 13 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or the Employee's estate and their assigning any rights hereunder to the person or persons entitled thereto.

         SECTION 14. SOURCE OF PAYMENT. Except as otherwise provided under the terms of any applicable employee benefit plan, all payments provided for under this Agreement shall be paid in cash from the general funds of the Employer. The Employer shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Employer shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and the Employee or any other person. To the extent that any person acquires a fight to receive payments from the Employer hereunder, such fight, without prejudice to fights which employees may have, shall be no greater than the right of an unsecured creditor of the Employer.

         SECTION 15. BINDING AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Employer (and PharMerica, to the extent PharMerica is referenced herein) and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Employee and may not be assigned by the Employee without the prior written consent of the Board, as evidenced by a resolution of the Board. Any attempted assignment in violation of this Section 15 shall be null and void.

         SECTION 16. GOVERNING LAW; CONSENT TO JURISDICTION. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Florida. Service of process in connection with any such suit, action or proceeding may be served on the Employee and the Employer anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. THE EMPLOYEE AND THE EMPLOYER EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY MATTER ARISING UNDER THIS AGREEMENT.





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



         SECTION 17. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and, upon effectiveness at the Closing, shall supersede all previous written, oral or implied understandings among them with respect to such matters, including, but not limited to, the Prior Agreements.

         SECTION 18. AMENDMENTS. This Agreement may only be amended or otherwise modified by a writing executed by both of the parties hereto.

         SECTION 19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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                                       13

         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and delivered by its duly authorized officer and the Employee has signed this Agreement, all as of the first date written above.

                                     BERGEN BRUNSWIG CORPORATION

                                     By:
                                        --------------------------------------

                                     Employee:
                                              --------------------------------
                                               C. Arnold Renschler, M.D.

                                     With respect to Sections 1, 8 and 9 only:

                                     PHARMERICA, INC.

                                     By:
                                        --------------------------------------








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